Exhibit 10.1

EXLSERVICE HOLDINGS, INC.

2006 OMNIBUS AWARD PLAN

RESTRICTED STOCK UNIT AGREEMENT (U.S.)

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), is made, effective as of the             day of             , 20    (hereinafter the “Date of Grant”) by and between ExlService Holdings, Inc. a Delaware corporation (the “Company”), and             (the “Participant”).

WHEREAS, the Company has adopted the ExlService Holdings, Inc. 2006 Omnibus Award Plan (the “Plan”), pursuant to which awards of Restricted Stock Units may be granted; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that it is in the best interests of the Company and its stockholders to grant to the Participant an award of Restricted Stock Units as provided herein and subject to the terms set forth herein.

NOW THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1. Grant of Restricted Stock Units. The Company hereby grants on the Date of Grant, to the Participant a total of [—] Restricted Stock Units (the “Award”) on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. Such Restricted Stock Units shall be credited to a separate account maintained for the Participant on the books of the Company (the “Account”). On any given date, the value of each Restricted Stock Unit comprising the Award shall equal the Fair Market Value of one share of Common Stock. The Award shall vest in accordance with Section 3 hereof and settle in accordance with Section 4 hereof.

2. Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and his legal representative in respect of any questions arising under the Plan or this Agreement.

3. Vesting. Except as otherwise provided herein, fifty percent (50%) of the Award shall vest based on continued employment with the Company (the “Time-Based RSUs”) and fifty percent (50%) of the Award shall vest based on continued employment with the Company and the achievement of specified performance criteria described herein (the “Performance-Based RSUs”). Each day on which a portion of the Award vests in accordance with this Agreement is referred to as a “Vesting Date”.

(a) Time-Based RSUs.

(i) Generally. Subject to the Participant’s continued employment with the Company through each applicable Vesting Date listed in the chart below (the “Vesting Chart”), the Time-Based RSUs shall become vested as follows:

Vested Percent of Time-Based RSUs[1]	Vesting Date
10%	[Insert Date]
30%	[Insert Date]
60%	[Insert Date]
100%	[Insert Date]

(ii) Change in Control. (A) Notwithstanding the foregoing, in the event that a “Change in Control” (which for purposes of this Agreement shall have the meaning set forth in the Plan as modified by the language at the end of this Section 3) occurs at a time when any portion of the Time-Based RSUs remain unvested, then effective upon the consummation of the Change in Control, the vesting of the portion of the Time-Based RSUs which is not then fully vested shall accelerate such that any portion of the Time-Based RSUs which would have become vested during the one-year period following the Change in Control shall become vested effective as of the consummation of the Change in Control.

(B) In addition: (1) in the event that Participant’s employment by the Company is terminated by the Company without Cause (as defined in the Plan) (x) at any time following a Change in Control or (y) in specific contemplation of a Change in Control or (2) in the event Participant resigns with “Good Reason” (as defined below) at any time following a Change in Control, Participant shall, upon and subject to the execution within sixty (60) days following termination of employment (and non- revocation during any applicable revocation period) of a standard release of all employment-related claims against the Company and its Affiliates and each of their employees, officers and directors, be entitled to immediate vesting as of the termination date of any portion of the Time-Based RSUs which is unvested as of the termination date.

(C) The term “Good Reason” shall have the meaning set forth in any employment, consulting or other agreement between the Company or an Affiliate and the Participant in effect on the date hereof, or, in the absence of such definition therein, the occurrence, without Participant’s prior written consent, of any of the following events:

(1) a substantial reduction of Participant’s duties or responsibilities, or Participant being required to report to any

[1]

The vesting schedule provided in this chart applies to grants of Time-Based RSUs to all Named Executive Officers, except for Rahit Kapoor. The applicable vesting schedule for Time-Based RSUs granted to Mr. Kapoor is 25%, 50%, 75%, and 100%.

person other than the Board or the Company’s Chief Executive Officer or President; provided that, if there is a Change in Control and Participant retains a similar title and similar duties with the Company or any entity that acquires the Company (or any affiliate or subsidiary of such entity) following such Change in Control, any change in Participant’s title shall not a constitute a significant reduction of Participant’s duties and authorities hereunder;

(2) Participant’s job title is adversely changed, provided that if there is a Change in Control and Participant retains a similar title and similar duties with the Company or any entity that acquires the Company (or any affiliate or subsidiary of such entity) following such Change in Control, any change in Participant’s title shall not constitute a significant reduction of Participant’s duties and authorities hereunder;

(3) following a Change in Control, a change in the office or location where Participant is based of more than thirty (30) miles, which new location is more than thirty (30) miles from Participant’s primary residence; or

(4) following a Change in Control, a breach by the Company of any material term of any employment, consulting, or similar agreement between the Company and Participant;

provided that, a termination by Participant with Good Reason shall be effective only if, within thirty (30) days following Participant’s first becoming aware of the circumstances giving rise to Good Reason, Participant delivers a “notice of termination” for Good Reason to the Company, and the Company within fifteen (15) days following its receipt of such notification has failed to cure the circumstances giving rise to Good Reason.

(b) Performance-Based RSUs.

(i) Generally. Except as otherwise provided herein, fifty percent (50%) of the Performance-Based RSUs shall cliff vest on December 31, 2016, based on continuous service with the Company through such Vesting Date and the achievement of Company revenues against the annual revenue targets as set forth on Exhibit A (the “Revenue-Based RSUs”); and fifty percent (50%) of the Performance-Based RSUs shall cliff vest on December 31, 2016, based on continuous service with the Company through such Vesting Date and the achievement of relative total stockholder return (“TSR”) performance of the Company against the Peer Group (as defined on Exhibit B) over the period from January 31, 2014 through December 31, 2016 (the “TSR Performance Period”) as set forth on Exhibit B (the “TSR-Based RSUs”).

(ii) Change in Control. Notwithstanding the foregoing:

(A) Revenue-Based RSUs. In the event that a Change in Control occurs before December 31, 2016, one hundred percent

(100%) of the Revenue-Based RSUs will be deemed earned as of the date of the Change in Control. For the avoidance of doubt, in such event, the Participant will be unable to earn any additional Revenue-Based RSUs.

(B) TSR-Based RSUs. In the event that a Change in Control occurs on or before the first anniversary of the Date of Grant, one hundred percent (100%) of the TSR-Based RSUs will be deemed earned. For the avoidance of doubt, in such event, the Participant will be unable to earn any additional TSR-Based RSUs. In the event that a Change in Control occurs after the first anniversary of the Date of Grant, then (i) the TSR Performance Period shall be deemed to end on the date of the Change in Control, and the Committee shall determine the TSR of the Company and the Peer Group (as defined in Exhibit B) as of such date, and shall determine the number of TSR-Based RSUs earned by the Participant; and (ii) for purposes of determination of the Company’s TSR for the TSR Performance Period, the Company’s stock price shall be equal to the consideration paid per share of the Company’s common stock in the Change in Control transaction, as determined by the Committee (and shall not be equal to the 30-day average of the Company’s stock price on the last day of the TSR Performance Period, as set forth in Exhibit B.)

(C) The Revenue-Based RSUs and the TSR-Based RSUs deemed earned in accordance with the foregoing provisions of this Section 3(b)(ii) will each be treated as immediately vested in accordance with the schedule set forth in the special Change in Control vesting chart below (the “Special CIC Vesting Chart”) as well as additional vesting based on the methodology set forth in Section 3(a)(ii)(A), subject to the Participant’s continuous employment with the Company or an Affiliate through the consummation of the Change in Control, assuming for such purpose that such deemed earned Performance-Based RSUs had originally been subject only to time-based vesting, as set forth in the Special CIC Vesting Chart.

Vested Percent of Deemed Earned Performance-Based RSUs	Vesting Date
33.33%	12/31/14
66.67%	12/31/15
100%	12/31/16

Accordingly, for example, the Special CIC Vesting Chart and the methodology of Section 3(a)(ii)(A) shall be applied effective as of the consummation of the Change in Control so that: (x) to the extent that any of the Vesting Dates set forth in the Special CIC Vesting Chart occurred prior to the date of the occurrence of the Change in Control, then a portion (as set forth in such chart) of such deemed earned Performance-Based RSUs shall be immediately vested effective upon the consummation of the Change in Control; and (y) after taking into account any accelerated vesting pursuant to the immediately preceding clause (x), effective upon the consummation of the Change in Control, the vesting of the portion of such deemed earned Performance-Based RSUs that are not then fully vested shall accelerate such that any portion of those deemed earned Performance-Based RSUs which would have become vested during the one-year period following the Change in Control (based on the application of the Special CIC Vesting Chart to such Performance-Based RSUs), shall become vested effective as of the consummation of the Change in Control. The remaining portion of the deemed earned Performance-Based RSUs shall cliff vest on December 31, 2016, subject to the Participant’s continuous employment with the Company or an Affiliate through such date; provided that (1) in the event that Participant’s employment by the Company is terminated by the Company without Cause (x) at any time following a Change in Control or (y) in specific contemplation of a Change in Control or (2) in the event Participant resigns with Good Reason at any time following a Change in Control, Participant shall, upon and subject to the execution within sixty (60) days following termination of employment (and non- revocation during any applicable revocation period) of a standard release of all employment-related claims against the Company and its Affiliates and each of their employees, officers and directors, be entitled to immediate vesting as of the termination date of the remaining portion of the deemed earned Performance-Based RSUs which is unvested as of the termination date.

(c) Special 409A Rule. Notwithstanding anything to the contrary in this Section 3, to the extent necessary to comply with Section 409A of the Code, a Change in Control hereunder shall not give rise to any acceleration of the vesting of any portion of an Award hereunder unless such event satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder.

4. Terms.

(a) Settlement. As soon as practicable following each applicable Vesting Date (including as applicable the date of consummation of a Change in Control and certain terminations of employment upon or following a Change in Control, as applicable), the Company shall settle the portion of the Award that is vested on such date and shall therefore (i) issue and deliver to the Participant one share of Common Stock for each Restricted Stock Unit subject to the Award that has vested (the “RSU Shares”), with any fractional shares paid out in cash (and, upon such settlement, the Restricted Stock Units shall cease to be credited to the Account) and (ii) enter the Participant’s name as a stockholder of record with respect to the RSU Shares on the books of the Company. The Committee shall make all determinations with respect to the Performance-Based RSUs as soon as administratively practicable after December 31, 2016 (or as of the Change in Control, as applicable) such that settlement of the earned and vested Performance-Based RSUs shall be made within the applicable short-term deferral period for purposes of Section 409A of the Code.

(b) Dividend Equivalents. If on any date that Restricted Stock Units remain credited to the Account, dividends are paid by the Company on outstanding shares of its Common Stock (“Shares”) (each, a “Dividend Payment Date”), then the Participant’s Account shall, as of each such Dividend Payment Date, be credited with an amount (each such amount, a “Dividend Equivalent Amount”) equal to the product of (i) the number of Restricted Stock Units in the Account as of the Dividend Payment Date and (ii) the

per Share cash amount of such dividend (or, in the case of a dividend payable in Shares or other property, the per Share equivalent cash value of such dividend as determined in good faith by the Committee). On each applicable Vesting Date, in connection with the settlement and delivery of RSU Shares as contemplated by Section 4(a), the Participant shall be entitled to receive a payment, without interest, of an amount in cash equal to the accumulated Dividend Equivalent Amounts in respect of the RSU Shares so delivered.

(c) Taxes and Withholding. Upon the settlement of the Award in accordance with Section 4(a) hereof, the Participant shall recognize taxable income in respect of the Award, and the Company shall report such taxable income to the appropriate taxing authorities in respect of the Award as it determines to be necessary and appropriate. Upon the settlement of the Award in RSU Shares, the Participant shall be required as a condition of such settlement to pay to the Company by check or wire transfer the amount of any income, payroll, or social tax withholding that the Company determines is required; provided that the Participant may elect to satisfy such tax withholding obligation by having the Company withhold from the settlement that number of RSU Shares having a Fair Market Value equal to the amount of such withholding; provided, further, that the number of RSU Shares that may be so withheld by the Company shall be limited to that number of RSU Shares having an aggregate Fair Market Value on the date of such withholding equal to the aggregate amount of the Participant’s income, payroll and social tax liabilities based upon the applicable minimum withholding rates.

(d) Effect of Termination of Services. Except as otherwise provided in the Plan, or as set forth in any employment, consulting or other agreement between the Company or an Affiliate and the Participant in effect on the date hereof, if the Participant’s employment with the Company terminates prior to any Vesting Date for any reason, all remaining Restricted Stock Units credited to the Account shall be forfeited without further consideration to the Participant.

(e) Restrictions. The Award granted hereunder may not be sold, pledged or otherwise transferred (other than by will or the laws of descent and distribution) and may not be subject to lien, garnishment, attachment or other legal process. The Participant acknowledges and agrees that, with respect to each Restricted Stock Unit credited to his Account, he has no voting rights with respect to the Company unless and until each such Restricted Stock Unit is settled in RSU Shares pursuant to Section 4(a) hereof.

(f) Rights as a Stockholder. Upon and following each Vesting Date, the Participant shall be the record owner of the RSU Shares settled upon such applicable date unless and until such RSU Shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting rights, if any, with respect to the RSU Shares. Prior to the first Vesting Date, the Participant shall not be deemed for any purpose to be the owner of shares of Common Stock underlying the Restricted Stock Units.

5. Miscellaneous.

(a) General Assets. All amounts credited to the Account under this Agreement shall continue for all purposes to be part of the general assets of the Company. The Participant’s interest in the Account shall make the Participant only a general, unsecured creditor of the Company.

(b) Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

if to the Company:

ExlService Holdings, Inc.

280 Park Avenue, 38th Floor

New York, NY 10017

Attention: General Counsel

if to the Participant, at the Participant’s last known address on file with the Company.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

6. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

7. No Rights to Employment. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.

8. Beneficiary. The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the Participant’s estate shall be deemed to be the Participant’s beneficiary.

9. Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and to the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

10. Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.

11. Bound by Plan. By signing this Agreement, the Participant acknowledges that he has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

12. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.

13. JURY TRIAL WAIVER. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT IS LITIGATED OR HEARD IN ANY COURT.

14. Electronic Delivery and Acceptance. The Company has decided to deliver documents related to current or future participation in the Plan by electronic means and to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through the current plan administrator’s on-line system, or any other on-line system or electronic means that the Company may decide, in its sole discretion, to use in the future.

15. Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

16. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. PLEASE NOTE: Participant’s designation/election via the current plan administrator’s website that Participant has read and accepted the terms of this Agreement and the terms and conditions of the Plan is considered Participant’s electronic signature and Participant’s express consent to this Agreement and the terms and conditions set forth in the Plan.

[Remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

ExlService Holdings, Inc.

By: Title:

Participant

Exhibit A: Revenue-Based RSUs

Except as may otherwise be provided herein, the Revenue-Based RSUs shall vest based on the achievement of Company revenues against annual targets, as set forth herein. For purposes of this Exhibit A, “revenue” shall have the meaning given such term in the Board-approved budget for the fiscal year in which the Award is granted.

The Committee will determine the percentage of Revenue-Based RSUs earned for each calendar year based on a straight-line interpolation to the extent the actual Company revenue for a given year is in between the applicable revenue thresholds for such year. The Compensation Committee shall make appropriate adjustments to the annual Company revenue targets for divestitures and acquisitions in a manner compliant with Internal Revenue Code Section 162(m). The Company revenue thresholds for 2014, 2015 and 2016 are as follows (all amounts in millions):

For calendar year 2014:

Revenue Threshold	Percentage of Revenue-Based RSUs Earned
[ ]	100%
[ ]	50%
[ ]	0%

For calendar year 2015:

Revenue Threshold	Percentage of Revenue-Based RSUs Earned
[ ]	100%
[ ]	50%
[ ]	0%

For calendar year 2016:

Revenue Threshold	Percentage of Revenue-Based RSUs Earned
[ ]	200%
[ ]	150%
[ ]	100%
[ ]	50%
[ ]	0%

The Participant may earn up to one-third of the Revenue-Based RSUs based on the Company revenue performance in each of 2014 and 2015 (“Banked Revenue-Based RSUs”). The ultimate amount of Revenue-Based RSUs the Participant earns will be equal to the greater of (x) the number of Revenue-Based RSUs earned based on actual Company revenue performance in 2016 and (y) the sum of the Banked Revenue-Based RSUs from 2014 and 2015.

Exhibit B: TSR-Based RSUs

The Committee has designated the following peer group of public companies in the Company’s 8-digit Global Industry Classification Standard sub-industry group (the “Peer Group”):

[insert companies]

The Company’s TSR for the TSR Performance Period will be computed and then compared to the TSR of the companies in the Peer Group. A participant shall earn 200%, 100% or 0% of the TSR-Based RSUs, as applicable, if the Company’s TSR for the Performance Period equals or exceeds the 80th, 50th or 20th percentile, respectively, of the Peer Group, when ranked by TSR for the TSR Performance Period. The percentage of TSR-Based RSUs earned will be determined based on straight-line interpolation to the extent the Company’s TSR falls in between the 20th and 80th percentiles, as per the chart below:

Peer Group Percentile	Percentage of TSR-Based RSUs Earned
[ ]	200%
[ ]	100%
[ ]	0%

TSR shall be determined in the customary manner based on the percentage increase in a company’s stock price (taking into account assumed immediate reinvestment of dividends) from the first day of the TSR Performance Period to the last day of the TSR Performance Period. For this purpose, a company’s stock price on the applicable date will be determined as the 30 calendar day average closing stock price ending on the applicable date (or the immediately preceding trading day if the applicable date is not a trading day), except as provided in Section 3(b) in the event of a Change in Control.

Companies in the Peer Group that are not publicly traded on the last day of the TSR Performance Period shall not be taken into account for TSR purposes (except that any such company that goes bankrupt will be deemed to have a negative 100% TSR).